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         Exhibit 99 - Representations of Independent Public Accountants

Securities and Exchange Commission
Washington, DC

Arthur Andersen LLP has represented to Fulton Financial Corporation that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation.